Exhibit 99.1

Kintara Therapeutics Granted Extension by Nasdaq to Regain Compliance with the Stockholders’ Equity Continued Listing Requirement

SAN DIEGO, December 5, 2023/PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced that it received notice from the Staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Staff has determined to grant the Company an extension of time to regain compliance with Listing Rule 5550(b) (the “Rule”). The Rule requires a minimum $2,500,000 stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations.

On November 6, 2023, the Company submitted its plan of compliance to the Staff. On December 4, 2023, the Staff provided notice to the Company that the Staff had granted an extension until March 18, 2024 to regain compliance with the Rule, conditioned upon the Company’s achievement of certain milestones included in the plan of compliance previously submitted to the Staff.

If the Company fails to evidence compliance upon filing its periodic report for the quarter ending March 31, 2024 with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, the Staff will provide written notification that its common stock will be delisted. At that time, the Company may appeal Staff’s determination to a Nasdaq Hearings Panel (the “Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal a subsequent delisting determination, that such appeal would be successful.

Nasdaq’s extension notice has no immediate effect on the continued listing status of the Company’s common stock on the Nasdaq Capital Market under the symbol “KTRA”.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara develops therapeutics for clear unmet medical needs with reduced risk development programs. The Company’s lead program is REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

Kintara has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications.

For more information, please visit www.kintara.com or follow us on X at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to regain compliance with the Rule. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the status of the Company’s clinical trials; the topline results of the GBM AGILE Study; the Company’s review of strategic alternatives; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; and global unrest. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2023, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors:
Robert E. Hoffman

Kintara Therapeutics

rhoffman@kintara.com